Exhibit 99.1

FOR IMMEDIATE RELEASE

ITG Increases Share Repurchase Authorization and Provides Third Quarter 2011 Earnings Guidance

NEW YORK, October 17, 2011 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced that its Board of Directors has authorized the repurchase of an additional 4.0 million shares, bringing the total number of shares currently available for repurchase to 4.9 million shares. Any future share repurchases will be made on the open market or in privately negotiated transactions. The timing and number of shares repurchased will be dependent on a variety of factors, including share price, corporate and regulatory requirements and market and business conditions.

“The additional authorization by the Board supports our disciplined approach to enhancing stockholder value through a capital deployment program that includes share repurchases funded by our free cash flow,” said Steve Vigliotti, ITG’s Chief Financial Officer.

Since ITG resumed its share repurchase activity in the first quarter of 2010, it has repurchased 5.1 million shares for $78.5 million, including 950,000 shares in the third quarter of 2011 for $10.4 million. At September 30, 2011 ITG had 40.1 million shares outstanding.

ITG today also announced that it expects earnings for the third quarter of 2011 to be in the range of $0.23 to $0.25 per diluted share, compared to earnings of $0.14 per diluted share for the third quarter of 2010.

“The improvement in third quarter 2011 results reflects both higher global trading volumes and our focus on cost management across our platform,” said ITG’s Chief

Executive Officer and President, Bob Gasser. “Given the secular changes in the marketplace, we are continuing to implement measures to improve our operational efficiency and to expand our margins.”

ITG management will issue a press release with final third quarter results before the market open on Thursday, November 3, 2011, and will provide more details during an earnings call at 11:00 am ET that day.

Those wishing to listen to the call should dial 1-866-713-8567 (1-617-597-5326 outside the US) and enter the passcode 55834260 at least 10 minutes prior to the start of the call to ensure connection.  The press release, webcast and accompanying slideshow presentation can be downloaded from ITG’s web site at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 888-286-8010 (1-617-801-6888 outside the US) and entering the passcode 39481098. The replay will be available starting approximately two hours after the completion of the conference call.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  These factors are noted throughout ITG’s 2010 Annual Report on Form 10-K, and its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, potential impairment charges related to goodwill and other long-lived assets, evolving industry regulations, errors or malfunctions in ITG’s systems or technology, rapid changes in technology, cash flows into or redemptions from equity funds, effects of inflation, ability to meet liquidity requirements related to the clearing of customers’ trades, customer trading patterns, the success of ITG’s products and service offerings, ITG’s ability to continue to innovate and meet the demands of customers for new or enhanced products, ITG’s ability to successfully integrate acquired companies, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, ITG’s ability to attract and retain talented employees, general economic, business, credit and financial market conditions, internationally or nationally, as well as ITG’s ability to achieve cost savings from its previously announced cost reduction plan. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

About ITG

Investment Technology Group, Inc. is an independent agency research broker that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity, execution services, analytical tools, and proprietary research insights grounded in data.  Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

212-444-6259

corpcomm@itg.com

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